UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2006

DreamWorks Animation SKG, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32337	68-0589190
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Flower Street, Glendale, California	91201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 695-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

ITEM 5.02(d)

Election of Lewis Coleman as Director

On December 7, 2006, the Board of Directors (the “Board”) of DreamWorks Animation SKG, Inc. (the “Company”) voted to elect Lewis W. Coleman to serve as a member of the Board until his successor has been duly elected and qualified. Mr. Coleman was recommended to the Board by the Nominating and Governance Committee. Since December 2005, Mr. Coleman has served as the Company’s President. From October 2004 until his appointment as President in December 2005, Mr. Coleman served as a member of the Company’s Board of Directors.

A copy of the press release announcing the election of Mr. Coleman as a member of the Board is attached hereto as Exhibit 99.1.

There is no arrangement or understanding between Mr. Coleman and any other person pursuant to which he was selected to become a member of the Board. The Company and Mr. Coleman have previously entered into an employment agreement dated as of December 5, 2005, pursuant to which Mr. Coleman is compensated for his services to the Company. The employment agreement was previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated December 5, 2005. Other than pursuant to Mr. Coleman’s employment agreement, there are no transactions between the Company and Mr. Coleman that are reportable under Item 404(a) of Regulation S-K. There are no new plans, contracts or arrangements or any amendments to any plans, contracts or arrangements entered into with Mr. Coleman in connection with his election to the Board, nor are there any grant or awards made to Mr. Coleman in connection therewith.

Upon Mr. Coleman’s election to the Board, the Company has an aggregate of 12 directors. In connection therewith, the Board has determined that the “entire board” (as defined in Article IV, Section 1 of the Company’s Restated Certificate of Incorporation) shall be increased from 11 to 12 members. Mr. Coleman has not been elected to serve on any committees of the Board.

ITEM 5.02(e)

Amended and Restated Employment Agreement with Roger Enrico

On December 7, 2006, the Board also voted to approve an amended and restated employment agreement (the “Restated Agreement”) between the Company and Roger Enrico, the Company’s Chairman. The Restated Agreement amends and restates in its entirety Mr. Enrico’s previous employment agreement which was dated as of October 8, 2004 (the “Prior Agreement”).

The purpose of the Restated Agreement is to bring the terms of Mr. Enrico’s employment agreement into alignment generally with the agreements of the Company’s other senior officers with respect to the treatment of outstanding equity incentive awards following an involuntary termination (with or without cause), termination for good reason or change in control (all as defined in the Restated Agreement).

The Restated Agreement continues the five-year term that expires on October 23, 2009, as provided in the Prior Agreement. Mr. Enrico is required to devote up to approximately two working days per week to the Company’s business on a non-exclusive basis, although he is not permitted to directly compete with its business. As the Company’s Chairman of the Board, Mr. Enrico performs certain functions not typically associated with such position. Under the Restated Employment Agreement, Mr. Enrico, as an employee, will continue to be involved in corporate strategic planning, marketing strategy, management of promotional partnerships, succession planning and employee development and in oversight of matters related to corporate governance.

Under the Restated Agreement and as provided in the Prior Agreement, Mr. Enrico will have an annual base salary of $1. In addition, beginning on November 2, 2005, subject to annual approval by the Compensation Committee, Mr. Enrico is entitled to receive up to four annual equity incentive awards of options and restricted stock (or such other form of equity-based compensation as the Compensation Committee may determine) that have an annual grant-date value of $2,000,000. The Compensation Committee may elect to substitute a cash payment of $2.0 million for any annual equity incentive award described in the preceding sentence. In December 2005, Mr. Enrico waived certain equity awards he would otherwise have been entitled to receive under the Prior Agreement. On November 28, 2006, the Compensation Committee awarded Mr. Enrico restricted stock and stock appreciation rights having an aggregate grant-date value of approximately $2.0 million, as reported in the Company’s Current Report on Form 8-K dated November 28, 2006. In addition to such compensation, Mr. Enrico is entitled to reimbursement for travel and other expenses incurred in the performance of his duties.

The Restated Agreement further provides that the Company may terminate Mr. Enrico’s employment during the employment period with or without cause (as defined in the agreement) and Mr. Enrico may terminate his employment agreement for good reason (as defined in the agreement).

If the Company terminates Mr. Enrico’s employment other than for cause, incapacity or death, or if Mr. Enrico terminates his employment for good reason, Mr. Enrico will be entitled to retain all grants of equity-based compensation made to him on or prior to the date of termination and any grants for which he has become eligible but which were not yet made. In addition, Mr. Enrico will also be entitled to receive and retain the equity incentive grant (or, if the Compensation Committee determines, a substitute $2,000,000 cash payment) that he would have been entitled to receive under his employment agreement had his employment continued until the first anniversary of his termination of employment. After termination of employment, all of Mr. Enrico’s equity incentive awards will accelerate vesting (with respect to grants having performance-based vesting criteria, on the basis that any target goals rather than premium goals have been achieved) and will, subject to the other terms and conditions of such grants, remain exercisable for the remainder of the term of the grants. Notwithstanding the foregoing, if Mr. Enrico terminates his employment for good reason as a result of the Company’s failure to make an annual equity incentive award (or a cash payment in lieu thereof) that he is entitled to receive under his employment agreement, in lieu of the payments and equity-based compensation described in the preceding sentences of this paragraph, Mr. Enrico will be entitled to receive a one-time-only payment in the amount of $4,000,000.

The Restated Agreement also provides for the treatment of Mr. Enrico’s outstanding equity awards (as well as the receipt of additional equity grants in certain instances) if the employment agreement is terminated as a result of his death or incapacity or upon the expiration of the employment term. Consistent with the Company’s agreements with its other executives, all of Mr. Enrico’s outstanding unvested equity awards will become vested and exercisable (in the case of performance-vested awards, on the basis of achievement of target goals) upon a change in control (as defined in the Restated Agreement), and will remain exercisable for the remainder of the grant term.

If Mr. Enrico’s employment is terminated by the Company for cause, Mr. Enrico will not be entitled to any equity-based compensation that has not already vested.

The Company has agreed to indemnify Mr. Enrico to the fullest extent permitted by law against any claims or losses arising in connection with Mr. Enrico’s service to it or any affiliate. In addition, the Company will indemnify Mr. Enrico, on a fully grossed-up basis, for any tax imposed by Section 4999 of the Internal Revenue Code on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code in connection with certain changes in control.

The foregoing description of the Restated Agreement is qualified in its entirety by reference to the Restated Agreement, which is attached as Exhibit 99.2 to this Form 8-K and is incorporated herein by reference.

ITEM 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
99.1	Press release issued by DreamWorks Animation SKG, Inc. dated December 8, 2006.

99.2	Amended and Restated Employment Agreement dated as of December 7, 2006 by and between DreamWorks Animation SKG, Inc. and Roger Enrico.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DreamWorks Animation SKG, Inc.

Date: December 11, 2006	By:	/s/ Katherine Kendrick
Katherine Kendrick
General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by DreamWorks Animation SKG, Inc. dated December 8, 2006.

99.2	Amended and Restated Employment Agreement dated as of December 7, 2006 by and between DreamWorks Animation SKG, Inc. and Roger Enrico.

6